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As filed with the Securities and Exchange Commission on February 13, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The J. Jill Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-2973769 (I.R.S. employer identification number)

4 Batterymarch Park
Quincy, MA 02169-7468
(617) 376-4300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Gordon R. Cooke
President, Chief Executive Officer and Chairman of the Board of Directors
The J. Jill Group, Inc.
4 Batterymarch Park
Quincy, Massachusetts 02169
(617) 376-4300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Peter M. Rosenblum, Esquire
David R. Pierson, Esquire
Foley, Hoag & Eliot LLP
One Post Office Square
Boston, Massachusetts 02109
(617) 832-1000

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.01 par value per share	1,710,000 shares	$25.4375	$43,498,125.00	$10,874.54

(1)
Estimated solely for the purpose of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the above calculation is based on the average of the high and low sale prices reported in the consolidated reporting system of the Nasdaq National Market on February 6, 2001.

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2001

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The J. Jill Group, Inc.

1,710,000 shares of Common Stock

    The shares of our common stock offered by this prospectus are being offered by the selling stockholders named in the section entitled "Selling Stockholders." We will not receive any of the proceeds from the sale of these shares by the selling stockholders. See "Plan of Distribution" on page 14 for a description of sales of the shares by the selling stockholders.

    Our common stock is traded on the Nasdaq National Market under the symbol "JILL." On February 12, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $28 3/8 per share. We advise you to obtain a current market quotation for our common stock.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

The date of this Prospectus is February 13, 2001.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY CHANGE AFTER THAT DATE.

SUMMARY

    THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE SECTION ENTITLED "RISK FACTORS," CAREFULLY BEFORE MAKING AN INVESTMENT DECISION.

BUSINESS OF J. JILL

    We are a specialty retailer of high quality women's apparel, accessories and footwear. We have two business segments: direct and retail. Our direct segment markets merchandise through catalogs and an e-commerce website. Our retail segment sells the same merchandise through retail stores.

    During 1999 we shifted from being a multiple catalog concept direct mail retailer to being a single brand retailer with multiple distribution channels. In the process, we discontinued our Nicole Summers catalog concept, launched our e-commerce website and began opening retail stores. We believe that the J. Jill brand is positioned to capture market share in a market segment that we perceive to be large, growing and underserved. We also believe that the combination of "mail, mall and web" is a powerful retailing model that leverages the J. Jill brand and our infrastructure.

    The J. Jill brand is characterized by the simple, comfortable, versatile style of its merchandise offerings. Emphasizing natural fibers and unique details, J. Jill merchandise ranges from relaxed career wear to weekend wear. Almost all J. Jill merchandise is private label (that is, sold under the J. Jill brand name). We design many of these private label offerings, and most are not available in other catalogs or retail stores. J. Jill's target customers are active, affluent women age 35 to 55.

    Our objective is to build the J. Jill brand into a premier national brand. We believe that by using retail stores and an e-commerce website in addition to catalogs, we will reach a broader audience and be able to introduce the J. Jill lifestyle brand to untapped markets. We seek to enhance J. Jill's brand identity by developing strong relationships with our customers that foster loyalty and increase repeat purchases. The consistent application of unique creative and merchandising techniques to create a signature style for J. Jill merchandise is a central element of this effort, as is an emphasis on superior customer service.

    Historically, through our J. Jill catalogs we have sought to combine the personal experience of shopping at an upscale specialty retailer with the ease and convenience of shopping at home by offering an edited assortment of high quality products in vibrant, easy-to-read catalogs. At December 30, 2000, our J. Jill catalog and e-commerce customer database contained the names of approximately one million individuals who had made a purchase within the previous 12 months.

    Like the J. Jill catalog, our e-commerce website, jjill.com, reflects J. Jill lifestyle imagery. Using customer friendly interactive features, jjill.com is easy to navigate. Virtually all current J. Jill catalog merchandise is accessible for viewing and available for purchase at jjill.com. Customers can use jjill.com to enter catalog orders, shop online, check order status and check inventory availability.

    A key element of our multiple distribution channel strategy is our retail store initiative. At December 30, 2000, we had twenty-two retail stores open, and we expect to open twenty-five additional stores in 2001. We believe that specialty stores are acquiring market share at the expense of department stores, and that the women's apparel industry currently lacks a focus on the mature woman—our target customer. We believe that we are positioned to meet this customer's needs and therefore to capture an increased share of business in this underserved market. We believe there is a total market potential for three hundred to five hundred of our stores throughout the United States. In locating sites for new stores, we continue to target prime locations within upscale malls around the country.

    We were incorporated in Delaware in 1987. Our principal executive offices are located at 4 Batterymarch Park, Quincy, MA 02169-7468, and our telephone number is (617) 376-4300. Before June 1, 1999, we were known as DM Management Company.

RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE YOU DECIDE TO INVEST IN THE COMMON STOCK. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION IN THIS PROSPECTUS AND INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THE RISKS AND UNCERTAINTIES BELOW ARE NOT THE ONLY ONES FACING J. JILL BECAUSE WE ARE ALSO SUBJECT TO ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US. IF ANY OF THESE RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION, OPERATING RESULTS OR CASH FLOWS COULD BE HARMED.

Our retail store initiative may be unsuccessful, and our retail business is subject to a number of uncertainties.

    Our current growth strategy is based primarily on our retail store initiative. At the present time, we are devoting significant financial resources and operational efforts to the opening and operation of our retail stores. At the end of 1999 we had two retail stores. During 2000, we opened twenty more. During 2001, we plan to continue our retail store growth strategy, opening an additional twenty-five stores. The operation of retail stores presents a number of risks and challenges not present in our catalog operations, including the following:

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  We must make substantial investments in store design, leasehold improvements and other areas prior to the opening of each store and thereafter we must continue to invest to maintain our store facilities;

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  New stores typically must operate for a period of time before becoming profitable. During this start-up period the costs associated with new stores will have a negative impact on earnings;

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  We are often required to make long-term financial commitments when leasing retail store locations;

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  The success of individual stores may depend significantly on the success of the shopping malls in which they are located;

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  Operating retail stores has increased the number of our direct competitors. This new competition may require us to adopt different pricing strategies to respond to their actions;

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  We must hire and retain retail sales and management personnel in the areas where our stores are located; and

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  Our retail store initiative is likely to require us to expand our operations and fulfillment facility in Tilton, New Hampshire or to lease or acquire other warehouse and distribution facilities.

    We have limited experience in operating retail stores and may not be able to address successfully the risks that they entail. There can be no assurance that our retail store initiative will be successful, and if it is not, our business and financial condition would be adversely affected. In addition, continued growth could result in a strain on our management, financial, merchandising, marketing, distribution and other resources. We cannot assure that we will be able to manage growth effectively.

Our direct business is subject to a number of uncertainties.

    The current strategy for our direct business is to focus on profitability, with the aim of maintaining the size of the business at roughly $200 million in net sales. With respect to our catalog channel, we may cautiously experiment with increasing circulation in an attempt to achieve modest top-line growth without sacrificing profitability. With respect to our e-commerce channel, our strategy is to encourage existing customers to use our site, to explore cost-effective ways to direct new customers to our site and to further enhance our site's off-price liquidation capacities.

    Our direct business presents a number of risks and uncertainties, including the following:

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  Each edition of a catalog requires substantial investments in layout and design, paper, printing, postage and inventory prior to mailing. As a result, we are not able to adjust these costs for a particular mailing in response to the actual performance of the catalog.

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  Our catalog marketing programs rely on a high level of prospect mailings and as a result involve risks not present in mailings to our existing customers, including potentially lower and less predictable response rates and the possibility that third parties who provide customer lists may stop making them available.

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  Customer response to our catalogs and e-commerce offerings is substantially dependent on our merchandise assortment and creative presentation. It can also be affected by factors that are outside our control. We have historically experienced fluctuations in customer response. If we are unable to achieve anticipated customer response in the future, our revenues could decline.

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  The operation of our direct business is dependent on our ability to prepare catalogs in a timely manner. Preparation of our catalogs requires the involvement of many different groups within our organization as well as certain outside vendors. Any delay in the completion of a catalog could cause customers to forego or defer purchases from us.

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  The operation of our direct business is also dependent on our ability to maintain the efficient and uninterrupted operation of our order taking and fulfillment systems and our e-commerce website. Any material disruption or slowdown in these systems could cause orders to be lost or delayed and could damage our reputation with our customers or cause our customers to cancel orders. These disruptions or slowdowns could include those resulting from disruptions in telephone service or electrical outages, inadequate system capacity, human error or accidents, fire, natural disasters or adverse weather conditions and lack of labor availability. These problems could result in a reduction in net sales, as well as increased administrative and shipping costs.

We are likely to require additional financing to support our retail store initiative.

    In order to open new retail stores at the rate that we believe is most likely to build the value of our organization, we will likely require additional financing in the form of an increased line of credit and issuance of debt, equity or both. However, we can provide no assurance that financing will be available on terms acceptable to us, or at all. Moreover, additional issuances of equity could result in dilution to existing stockholders.

The success of our business depends on our ability to anticipate and interpret fashion trends.

    Our future success depends on our ability to anticipate fashion trends and interpret them for our target market. We begin to make merchandise commitments as early as nine months before the merchandise is available to customers. We can provide no assurance that we will be able to identify and offer merchandise that appeals to our customer base or that any introduction of new merchandise categories will be successful or profitable. Our failure to anticipate fashion trends or to interpret them in a manner acceptable to our target customers could impact our profitability by creating a need for us to sell our merchandise at markdown prices.

Our private label branding strategy requires long product lead times and large initial purchases.

    Our use of private label merchandise requires us to incur costs and risks relating to the design and purchase of products, including long product lead times for orders and high initial purchase commitments. These long product lead times and high initial purchase commitments amplify any errors that we might make in anticipating fashion trends or interpreting them for our customers.

The women's apparel market is highly competitive.

    We are in a highly competitive business. Our retail initiative has exposed us to additional competitors. We believe that the principal bases upon which we compete are quality, design, efficient service, selection and price. However, certain of our competitors are larger and have greater financial, marketing and other resources than we do, and we can provide no assurance that we will be able to compete successfully with them in the future.

Our sales tax collection policy may expose us to certain risks.

    Our retail stores subsidiary currently collects sales tax on its store sales. Our direct marketing subsidiary currently collects sales tax on our catalog and e-commerce sales only in Massachusetts and Pennsylvania. Many states have attempted to require that out-of-state direct marketers and e-commerce retailers collect sales taxes on sales of products shipped to their residents, but the legality of the imposition of such taxes is unsettled. Our retail store initiative has increased the risk that states where our retail stores are located may attempt to require us to collect sales tax on our catalog and e-commerce sales to customers in these states. Although we believe that we have collected sales tax where we are required to do so under existing law, state tax authorities may disagree. Additionally, if Congress enacts legislation permitting states to impose sales tax collection obligations on out-of-state catalog or e-commerce businesses, or if we are otherwise required to collect additional sales taxes, such tax collection obligations would make our products more expensive, thereby negatively affecting customer response, and could have a material adverse effect on our financial position, results of operations and cash flows.

A major failure of our information systems could harm our business.

    We depend on information systems to operate our e-commerce website, process orders, respond to customer inquiries, manage inventory, purchase, sell and ship goods on a timely basis and maintain cost-efficient operations. We may experience operational problems with our information systems as a result of system failures, computer "hackers" or other causes. We cannot assure that our systems will be adequate to support future growth.

Our operating results fluctuate.

    Our annual and quarterly operating results have fluctuated and we expect these fluctuations to continue. Among the factors that may cause our operating results to fluctuate are:

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  the timing of the rollout of our new retail stores;

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  seasonal variations in retail store sales;

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  the timing and size of catalog mailings;

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  the costs of producing and mailing catalogs;

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  customer response to merchandise offerings;

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  the timing of merchandise receipts;

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  the level of merchandise returns;

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  changes in merchandise mix and presentation; and

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  the incurrence of other operating costs and factors beyond our control, such as general economic conditions and actions of competitors.

    Our current expense levels are based in part on expectations of future net sales and, as a result, net income for a given period could be disproportionately affected by any reduction in net sales for that period. In addition, we expect our retail store business to be seasonal, unlike our direct business.

    As a result of all of these factors, we believe that period-to-period comparisons of our historical and future results will not necessarily be meaningful, and that investors should not rely on them as an indication of future performance.

Talented personnel are critical to our success.

    Our success depends to a significant extent upon our ability to retain key personnel, particularly Gordon R. Cooke, President and Chief Executive Officer and the Chairman of our Board of Directors, and to continue to attract talented new personnel. The loss of the services of Mr. Cooke or one or more of our current key employees, or our failure to attract talented new employees, could have a material adverse effect on our business. We do not have employment contracts with any members of our senior management that would prohibit them from competing with us following the termination of their employment. We do not maintain "key man" life insurance on the lives of any members of our senior management.

Our overseas merchandise purchasing strategy makes us vulnerable to a number of risks.

    We purchase a significant portion of our merchandise either directly from foreign suppliers or through foreign buying agents, and we expect that we will continue to purchase merchandise from foreign suppliers and through foreign buying agents in the future. In recent periods, these foreign suppliers have been primarily located in Southeast Asia. In addition, we believe that our domestic suppliers purchase a portion of the goods they sell to us from foreign suppliers. Accordingly, our operations are subject to the normal risks and burdens of purchasing merchandise abroad, including:

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  customs compliance;

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  import duties or restrictions;

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  greater difficulty in supervising distant suppliers;

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  work stoppages; and

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  in certain parts of the world, political and economic instability.

Our success is dependent on the performance of our vendors and service providers.

    Our business depends on the performance of third parties, including:

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  manufacturers and foreign buying agents;

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  telecommunications service providers;

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  the United States Postal Service;

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  shipping companies;

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  landlords and building contractors;

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  paper manufacturers and printers;

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  credit card processing companies; and

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  our overflow call center.

Any interruptions or delays in these services could materially and adversely affect our business and financial condition. Although we believe that in general the goods and services we obtain from third parties could be purchased from other sources, identifying and obtaining substitute goods and services could result in delays and increased costs. We do not maintain supply contracts with any of our private label or other merchandise vendors. Rather, we acquire merchandise via purchase orders that terminate upon completion of the order. If any significant vendor were to suddenly discontinue its relationship with us, we could experience temporary delivery delays until a substitute supplier could be found.

Our business is subject to a number of external costs that we are unable to control.

    Our business is subject to a number of external costs that we are unable to control, including:

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  labor costs;

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  printing, paper and postage expenses;

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  shipping charges associated with distributing merchandise to customers and stores; and

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  retail store facility rental and construction costs.

Any increase in these or other external costs could adversely affect our financial position, results of operations and cash flows.

Negative economic conditions could harm our business.

    Our success is influenced by a number of economic conditions affecting disposable consumer income, such as employment levels, business conditions, interest rates and taxation rates. Adverse changes in these economic conditions may restrict consumer spending, thereby negatively affecting our growth and profitability.

The market price of our common stock is volatile.

    The market price of our common stock has fluctuated substantially since our initial public offering in 1993. Trading volume in our common stock has historically been relatively thin. We believe factors such as quarterly operating results, changes in market conditions, securities analysts' estimates of future operating results, and the overall performance of the stock market may cause the market price of our common stock to fluctuate significantly. The Nasdaq National Market has experienced a high level of price and volume volatility and the market prices of the stock of many companies have experienced wide price fluctuations not necessarily related to the operating performance of those companies.

Potential acquirors might be frustrated by certain provisions in Delaware Law, our charter and our by-laws.

    Provisions of our Certificate of Incorporation and By-Laws and of the Delaware General Corporation Law may make it more difficult for a third party to acquire us, even if doing so would allow our stockholders to receive a premium over the prevailing market price of our stock. Those provisions of our Certificate of Incorporation and By-Laws and of Delaware law are intended to encourage potential acquirers to negotiate with us and allow our Board of Directors the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, those provisions may also discourage acquisition proposals or delay or prevent a change in control, which could negatively affect our stock price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the information in this prospectus and in the documents that we incorporate by reference into this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "expect," "anticipate," "plan," "believe," "seek," "estimate," "backlog" and similar words. Statements that we make in this prospectus and in the documents that we incorporate by reference into this prospectus that are not statements of historical fact may also be forward-looking statements. In particular, statements that we make regarding future financial targets or trends in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual reports on Form 10-K and our quarterly reports on forms 10-Q are forward-looking statements. Forward-looking statements are not guarantees of our future performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict or over which we have no control. You should not place undue reliance on forward-looking statements. We do not promise to notify you if we learn that our assumptions or projections are wrong for any reason. Before you invest in our common stock, you should be aware that the factors we discuss in "Risk Factors" and elsewhere in this prospectus could cause our actual results to differ from any forward-looking statements.

DESCRIPTION OF CAPITAL STOCK

    As of the date of this prospectus, we are authorized to issue up to 15,000,000 shares of Common Stock, $0.01 par value per share, and up to 1,000,000 shares of undesignated Special Preferred Stock, $0.01 par value per share ("Special Preferred Stock"). As of February 12, 2001, 11,866,662 shares of Common Stock were issued and outstanding and no shares of Special Preferred Stock were issued or outstanding.

Common Stock

    Holders of Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to the holders of outstanding shares of Special Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by our Board of Directors. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, and subject to the rights of the holders of outstanding shares of Special Preferred Stock, if any, the holders of Common Stock will be entitled to share equally in our remaining assets available for distribution to our stockholders after payment in full of all debts. The Common Stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued pursuant to this offering will be fully paid and non-assessable.

Preferred Stock

    Our Board of Directors is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of Special Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and relative, participating, optional or other rights, or the qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without further vote or action by our stockholders. Our Board of Directors is authorized to issue Special Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. Although we have no current plans to issue such shares, the issuance of Special Preferred Stock or of rights to purchase Special Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Antitakeover Effects of Provisions of our Certificate of Incorporation and By-Laws and of Delaware Law

  Certificate of Incorporation and By-Laws

    Our Certificate of Incorporation and By-Laws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by our stockholders to change our management. Our Certificate of Incorporation divides our Board of Directors into three classes, with the directors in each class serving for staggered three-year terms. Our Certificate of Incorporation and By-Laws provide that stockholders may act only at meetings of stockholders and not by written consent in lieu of a stockholders' meeting. Our By-Laws provide that nominations for directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies us of its intentions a specified number of days in advance of the meeting and furnishes us certain information regarding itself and the intended nominee. Our Certificate of Incorporation and By-Laws also provide that special meetings of our stockholders may be called only by the Chairman of our Board of Directors, our President or our Chief Operating Officer and shall be called by our President or Secretary at the request in writing of a majority of our Board of Directors. Our By-Laws also require advance notice of business to be brought by a stockholder before any annual or special meeting of stockholders and the provision of certain information to us regarding such stockholder and others known to be supporting such proposal and any material interest they may have in the proposed business.

  Delaware Anti-Takeover Statute

    We are subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers of the corporation and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

    Section 203 defines "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition to or with the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated with, affiliated with or controlling or controlled by such entity or person. For such purpose, a person or entity is not deemed to beneficially own stock merely because such person or entity has a right to vote such stock which arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons or entities.

Limitation on Liability and Indemnification Matters

    Our Certificate of Incorporation provides that to the maximum extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or to any of our stockholders for monetary damages arising out of such director's breach of fiduciary duty as our director. The Delaware General Corporation Law, as currently in effect, permits charter provisions eliminating the liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except that directors remain liable for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase or redemption that is unlawful under Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. A principal effect of this provision of our Certificate of Incorporation is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. The provision does not prevent our stockholders from obtaining injunctive or other equitable relief against our directors, nor does it shield our directors from liability under federal or state securities laws.

    Our Certificate of Incorporation and By-Laws further provide for the indemnification of our directors and officers to the full extent permitted by the Delaware General Corporation Law, including the advancement of expenses. Our By-Laws also provide that we may purchase insurance to protect our directors and officers from liability that they might have as a result of their service as directors or officers, whether or not we would have the power to indemnify them under the Delaware General Corporation Law.

Transfer Agent And Registrar

    The transfer agent and registrar for the Company's Common Stock is Equiserve Limited Partnership, Canton, Massachusetts.

USE OF PROCEEDS

    The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

    Pursuant to several purchase agreements dated as of January 31, 2001, we issued 1,710,000 shares of our common stock at a purchase price of $18.00 per share to the selling stockholders. Under the terms of the purchase agreements, we are obligated to use our best efforts to maintain an effective registration statement for the period from the effectiveness of the registration statement of which this prospectus forms a part to the earliest of (i) February 6, 2003, (ii) the date on which the shares may be sold without restriction by the volume limitations of Rule 144(e) of the Securities Act or (iii) such time as all of the shares have been sold pursuant to a registration statement.

    The following table sets forth certain information which, to the best of our knowledge, accurately quantifies the beneficial ownership of the common stock of each selling stockholder as of February 12, 2001. As of February 12, 2001, there were 11,866,662 shares of the common stock outstanding. The following table states the maximum number of shares each selling stockholder may offer under this prospectus assuming that each selling stockholder chooses to sell all shares purchased in the private placement in February 2001. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution." We cannot assure you that the selling stockholders will sell any or all of the shares.

	Pre-Offering			Post Offering
Selling Stockholder	Total Number of Shares of Common Stock Beneficially Owned	Percentage of Class	Common Shares Offered Hereunder	Total Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Class(1)
AIM Small Cap Growth Fund	175,000	1.5	175,000	0	*
Bricoleur Partners, L.P.	36,000	*	36,000	0	*
Bricoleur Partners II, L.P.	31,000	*	31,000	0	*
Bricoleur Offshore, Ltd.	33,000	*	33,000	0	*
Fidelity Advisor Series I: Fidelity Advisor Value Strategies Fund	200,000	1.7	200,000	0	*
Variable Insurance Products Fund III: Aggressive Growth Portfolio	500	*	500	0	*
Fidelity Advisor Series I: Fidelity Advisor TechnoQuant Growth Fund	24,800	*	24,800	0	*
Fidelity Capital Trust: Fidelity TechnoQuant Growth Fund	37,200	*	37,200	0	*
Fidelity Securities Fund: Fidelity Advisor Aggressive Growth Fund	9,500	*	9,500	0	*
Fidelity Commonwealth Trust: Fidelity Small Cap Retirement Fund	2,700	*	2,700	0	*
Fidelity Small Cap America Fund	97,300	*	97,300	0	*
Fidelity Capital Trust: Fidelity Small Cap Selector	138,000	1.2	138,000	0	*
Neuberger Berman Millennium Fund	66,900	*	66,900	0	*
Nationwide Small Cap Growth Fund	11,200	*	11,200	0	*
Principal Investors Fund, Inc.—Partners SmallCap Growth Fund I	1,900	*	1,900	0	*
Pequot Scout Fund, L.P.	100,000	*	100,000	0	*

Pequot Navigator Offshore Fund, Inc.	50,000	*	50,000	0	*
PIMCO Opportunity Fund	200,000	1.7	200,000	0	*
Putnam Investment Funds—Putnam Small Cap Value Fund	191,800	1.6	82,500	109,300	*
Putnam Variable Trust—Putnam VT Small Cap Value Fund	46,700	*	22,500	24,200	*
Putnam Funds Trust—Putnam Equity Fund 2000	2,500	*	2,500	0	*
Putnam Funds Trust—Putnam Equity Fund 98	11,500	*	11,500	0	*
Putnam Investment Funds-Putnam Capital Opportunities Fund	55,800	*	55,800	0	*
Putnam Capital Appreciation Fund	70,100	*	70,100	0	*
Putnam Variable Trust-Putnam VT Capital Appreciation Fund	100	*	100	0	*
Special Situations Cayman Fund, L.P.	180,250	2.2	31,250	232,800	2.0
Special Situations Private Equity Fund, L.P.	125,000	1.1	125,000	0	*
Special Situations Fund III, L.P.	560,250	6.5	93,750	673,400	5.7

*
Indicates less than one percent.`

(1)
These figures assume that all shares of common stock offered hereby have been sold.

PLAN OF DISTRIBUTION

    The shares being offered by the selling stockholders will be sold in one or more transactions (which may involve block transactions) on The Nasdaq National Market, or on such other market on which the common stock may from time to time be trading, in privately negotiated transactions, through the writing of options on the shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the selling stockholders determine from time to time. The shares may also be sold pursuant to Rule 144 of the Securities Act. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

    The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below what is then market price. There can be no assurance that all or any of the shares offered hereby will be sold by the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act, or the rules and regulations thereunder.

    The selling stockholders, alternatively, may sell all or any part of the shares offered hereby through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders enter into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

    The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. The foregoing may affect the marketability of the shares.

    We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders may be required to make in respect thereof.

    We are bearing all costs relating to the registration of the shares (other than fees and expenses, if any, of counsel or other advisers to the selling stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders.

LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Foley, Hoag & Eliot LLP, Boston, Massachusetts. Our Secretary, David R. Pierson, is a Partner of Foley, Hoag & Eliot LLP.

EXPERTS

    The financial statements incorporated in this prospectus by reference to the annual report on Form 10-K of The J. Jill Group, Inc. for the year ended December 25, 1999, as amended by Form

10-K/A No. 1, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C., 20549, and at the SEC's public reference rooms in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference rooms. Our SEC filings are also available to the public on the SEC's Website at "http://www.sec.gov."

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the Common Stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of the contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of a contract or document is qualified in all respects by that copy or reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934;

  •
  our annual report on Form 10-K for the fiscal year ended December 25, 1999 as amended by Form 10-K/A No. 1;

  •
  our quarterly reports on Form 10-Q for the quarters ended March 25, 2000, June 24, 2000 and September 23, 2000;

  •
  our current report on Form 8-K, filed on January 16, 2001; and

  •
  our current report on Form 8-K, filed on February 13, 2001.

    You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference.

    Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Statements contained in this prospectus may modify or replace statements contained in the documents incorporated by reference.

    We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into the documents. Requests should be addressed to: The J. Jill Group, Inc., 4 Batterymarch Park, Quincy, MA 02169-7468, Attention: Chief Financial Officer, telephone (617) 376-4300.

1,710,000 Shares

Common Stock

The J. Jill Group, Inc.

PROSPECTUS

February 13, 2001

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the various expenses to be paid by The J. Jill Group, Inc. (the "Company") in connection with the issuance and distribution of the Common Stock being registered, other than underwriting discounts and commissions. All amounts shown are estimates except for the amount of the registration fee.

Securities and Exchange Commission registration fee	$10,874.54

Printing costs	5,000

Legal fees and expenses	175,000.00

Accounting fees and expenses	5,000

Miscellaneous	5,000

Total	200,874.54

Item 15. Indemnification of Directors and Officers

    Article SIXTH of the Company's Certificate of Incorporation provides that the Company shall indemnify each person who at any time is, or shall have been, a director or officer of the Company, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is, or was, a director or officer of the Company, or served at the request of the Company as a director, officer, employee, trustee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the Delaware General Corporation Law. Article SIXTH further provides that the foregoing right of indemnification is not exclusive of any other rights of indemnification. Section 10 of the Company's By-Laws provides that the Company shall indemnify its officers and directors to the full extent the Company is permitted to do so by the Delaware General Corporation Law.

    Section 10 of the Company's By-Laws provides that the Company shall advance expenses, including attorneys' fees, incurred by an officer or director of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall ultimately be determined that he is not entitled to be indemnified by the Company. Section 10 further provides that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation has the power to indemnify such person under the General Corporation Law of Delaware.

    Section 102(b)(7) of the Delaware General Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase or redemption that is unlawful under Section 160 or 173 of the Delaware Corporation Law or (iv) any transaction from which the director derived an improper personal benefit. Article EIGHTH of the Company's Certificate of Incorporation provides that to the maximum extent permitted by the Delaware General Corporation Law, no director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of the Company. No amendment to or repeal of the provisions of Article EIGHTH shall apply to or have any effect on the liability or the alleged liability of any director of the Company with respect to any act or failure to act of such director occurring prior to such amendment or repeal. A principal effect of such Article EIGHTH is to limit or eliminate the potential liability of the Company's directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. Article EIGHTH does not prevent stockholders from obtaining injunctive or other equitable relief against directors, nor does it shield directors from liability under federal or state securities laws.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the adjudicating court determines that such indemnification is proper under the circumstances.

    Section 145 of the Delaware General Corporation Law also affords a Delaware corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. The Company has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of the Company against losses (above a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Company against losses (above a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Company's Certificate of Incorporation or By-Laws.

Item 16. Exhibits and Financial Statement Schedules

4.1
Restated Certificate of Incorporation (included as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 25, 1993, File No. 0-22480, and incorporated herein by reference).

4.2
Certificate of Amendment of Restated Certificate of Incorporation (filed as Exhibit 3.2 to the Company's quarterly report on Form 10-Q for the quarter ended June 26, 1999, File No. 000-22480 and incorporated herein by reference).

4.3
By-Laws of the Company (filed as Exhibit 99.1 to the Company's current report on Form 8-K dated November 19, 1999, File No. 000-22480 and incorporated herein by reference).

5.1
Opinion of Foley, Hoag & Eliot LLP.

21.1
List of Subsidiaries

23.1
Consent of PricewaterhouseCoopers LLP

23.2
Consent of Foley, Hoag & Eliot LLP (included in the final sentence of Exhibit 5.1).

24.1
Power of Attorney (contained on the signature page).

Item 17. Undertakings

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement;

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table upon effectiveness hereof;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (7) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, Commonwealth of Massachusetts, on this thirteenth day of February, 2001.

THE J. JILL GROUP, INC.
By:	/s/ GORDON R. COOKE Gordon R. Cooke President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Gordon R. Cooke and Olga L. Conley, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GORDON R. COOKE Gordon R. Cooke	President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer) and Director.	February 13, 2001
/s/ OLGA L. CONLEY Olga L. Conley	Senior Vice President—Finance, Chief Financial Officer and Treasurer (principal financial officer)	February 13, 2001
/s/ PETER J. TULP Peter J. Tulp	Vice President/Controller (principal accounting officer)	February 13, 2001

/s/ WILLIAM E. ENGBERS William E. Engbers	Director	February 13, 2001
/s/ BRETT D. HEFFES Brett D. Heffes	Director	February 13, 2001
/s/ THOMAS J. LITLE Thomas J. Litle	Director	February 13, 2001
/s/ RUTH M. OWADES Ruth M. Owades	Director	February 13, 2001
/s/ SAMUEL L. SHANAMAN Samuel L. Shanaman	Director	February 13, 2001

EXHIBIT INDEX

Exhibit No.	Description
*4.1	Restated Certificate of Incorporation (included as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 25, 1993, File No. 0-22480, and incorporated herein by reference).
*4.2
Certificate of Amendment of Restated Certificate of Incorporation (filed as Exhibit 3.2 to the Company's quarterly report on Form 10-Q for the quarter ended June 26, 1999, File No. 000-22480 and incorporated herein by reference).
*4.3	By-Laws of the Company (filed as Exhibit 99.1 to the Company's current report on Form 8-K dated November 19, 1999, File No. 000-22480 and incorporated herein by reference).
5.1	Opinion of Foley, Hoag & Eliot LLP.
21.1	List of Subsidiaries
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Foley, Hoag & Eliot LLP (included in the final sentence of Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page).

*
Incorporated by reference and not filed herewith.

QuickLinks

Table of Contents
SUMMARY
BUSINESS OF J. JILL
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
DESCRIPTION OF CAPITAL STOCK
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX